Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Retail Credit Property Trust, Inc.:

We consent to the use of our report dated July 30, 2015, with respect to the consolidated balance sheet of Retail Credit Property Trust, Inc. as of July 30, 2015, and the related consolidated statements of operations and comprehensive loss, stockholder’s equity, and cash flows for the period from July 13, 2015 (date of inception) to July 30, 2015, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

July 30, 2015